Exhibit 99.1

BGC Partners Reports First Quarter 2013 Financial Results

Declares 12 Cent Quarterly Dividend

Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY – May 2, 2013—BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or “the Company”), a leading global brokerage company primarily servicing the wholesale financial and real estate markets, today reported its financial results for the quarter ended March 31, 2013.

Select Results Compared to the Year-Earlier Period

Highlights of Consolidated Results ($ millions)	1Q13	1Q12	Change (%)
Revenues for distributable earnings[1]	$449.8	$403.9	11.4
Pre-tax distributable earnings[2]	45.1	58.2	(22.5)
Post-tax distributable earnings	38.5	50.9	(24.4)
Adjusted EBITDA[3]	59.7	75.1	(20.5)
Revenues under U.S. Generally Accepted Accounting Principles (“GAAP”)	445.0	395.0	12.7
GAAP income from operations before income taxes	13.7	18.9	(27.6)
GAAP net income for fully diluted shares	13.5	15.8	(14.2)

Per Share Results	1Q13	1Q12	Change (%)
Pre-tax distributable earnings per share	$0.14	$0.21	(33.3)
Post-tax distributable earnings per share	0.12	0.19	(36.8)
GAAP net income per fully diluted share	0.04	0.06	(33.3)

Management Comments on Distributable Earnings Results

“On April 1, 2013, we announced an agreement to sell our benchmark, on-the-run, U.S. Treasury fully electronic trading platform4 to The NASDAQ OMX Group, Inc.5 for an expected total consideration of $1,234 million”, said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “This amount consists of $750 million in cash upon closing and $484 million of NASDAQ OMX common stock6 to be paid ratably over 15 years, provided that NASDAQ OMX as a whole produces more than $25 million in gross revenues each year. Due to the ease of this annual hurdle, we expect to receive the entire share earn-out, and we are currently exploring options to hedge the NASDAQ shares.

“We expect this deal to close mid-2013. We currently expect to include the approximately $32 million per year related to our receipt of NASDAQ OMX stock in our calculations for distributable earnings, and currently anticipate our effective tax rate for such to be around 15 percent. The one-time cash portion of the purchase price will not be included in our calculations for distributable earnings.

[1]

See the sections of this document entitled “Distributable Earnings Defined,” “Differences Between Consolidated Results for Distributable Earnings and GAAP,” “Reconciliation of Revenues Under GAAP And Distributable Earnings,” and “Reconciliation of GAAP Income to Distributable Earnings” for a complete and updated definition of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and distributable earnings for the periods discussed in this document.

[2]	Used interchangeably throughout this document with “pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes.”
[3]	See the sections of this document titled “Adjusted EBITDA Defined” and “Reconciliation of GAAP Income to Adjusted EBITDA (and Comparison to Pre-Tax Distributable Earnings).”
[4]	(“eSpeed.”)
[5]	(“NASDAQ OMX.”)
[6]	This is a dollar amount. The exact number of NASDAQ OMX shares will be calculated upon the close of the transaction.

“With respect to use of proceeds, our objective is to increase stockholder and bondholder value. Following the closing, we are likely to make accretive acquisitions and invest in organic growth in both of our segments, repurchase units or common shares, and/or repay debt. We do not expect to pay a one-time special dividend, but we do expect to maintain our regular 12 cent common dividend for the foreseeable future.”

“Our board declared a 12 cent dividend for the first quarter, which at our current stock price translates into an 8.6 percent annualized yield. We remain very comfortable with the long-term stability of our dividend.”

Mr. Lutnick added: “We intend to reexamine our partnership enhancement program and to take other steps with the objective of reducing our overall rate of share count growth.”

Shaun D. Lynn, President of BGC, said: “Newmark Grubb Knight Frank’s7 quarterly revenues and pre-tax earnings grew substantially year-on-year. Because of the combination of strong industry dynamics in commercial real estate and our proven ability to grow and build brokerage businesses, we believe that our Real Estate Services segment will deliver substantial earnings growth for the foreseeable future. We believe that NGKF is an extremely valuable asset and that the market will eventually recognize its value. Our diversification into Real Estate Services reduced the impact of the industry-wide declines in activity8 during the quarter across many financial products.

“Although the industry continued to face headwinds including quantitative easing, our Financial Services segment outperformed its Inter-dealer broker competitors and continued to gain market share. Our technology-based businesses in this segment had an overall pre-tax margin of approximately 54 percent in the first quarter9, and continued to increase as a percentage of revenues.

“Excluding the assets we are selling to NASDAQ OMX, BGC’s technology-based revenues in our Financial Services segment have increased at a compounded annual growth rate of approximately 27 percent from 2010 to 2012. On the same basis, our remaining technology-based revenues increased by 11.2 percent to $22.7 million in the first quarter of 2013. This growth was largely driven by an almost 25 percent increase in FX electronic trading revenues and similarly strong growth from non-U.S. government bonds, partially offset by weaker credit markets. We believe that these higher margin businesses will continue to deliver strong growth. Over time, we expect to make up for the revenues and profits generated by the assets we are selling as we continue to invest in and grow our other technology-based businesses.

[7]	“Newmark Grubb Knight Frank” is used interchangeably throughout this document with “NGKF” or “Real Estate Services.”
[8]	See the “COMPARABLE INDUSTRY VOLUMES” table in this document for certain industry volume metrics.
[9]	Pre-tax earnings were approximately 53% in 1Q2012. This calculation is before the corporate items used for BGC’s segment disclosures. See BGC’s 1Q2013 investor presentation for more information. See also the table titled “Technology-Based Revenues in Financial Services Segment.”

“We believe that the NASDAQ OMX transaction is a strong demonstration to our shareholders and employee-partners of the value of converting a significant portion of our pipeline of more than $1 billion per year in voice and hybrid financial brokerage revenues to higher multiple fully electronic trading.

“Our ongoing efforts to lower expenses in our Financial Services segment resulted in the Company selectively reducing front-office headcount across this segment, which lowered revenues in the short term, but is expected to improve our margins.”

Mr. Lynn concluded: “For 2013 and beyond, we expect the growth of our technology-based businesses, the strength of NGKF, and our focus on cost reduction to increase the Company’s long-term profitability.”

Unless otherwise stated, all results provided in this document compare the first quarter of 2013 with the first quarter of 2012.

Dividend Declaration

On May 1, 2013, BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.12 per share payable on May 31, 2013, to Class A and Class B common stockholders of record as of May 17, 2013. The ex-dividend date will be May 15, 2013.

First Quarter Consolidated Revenues

Highlights of Consolidated Revenues ($ millions)	1Q13	1Q12	Change (%)
Brokerage revenues for distributable earnings	$388.2	$377.5	2.8
Total distributable earnings revenues	449.8	403.9	11.4
GAAP brokerage revenues	386.7	371.1	4.2
GAAP total revenues	445.0	395.0	12.7

Revenue growth was driven by strong growth from Real Estate Services and growth in Foreign Exchange brokerage, partially offset by a decline in brokerage revenues in Credit, Equities and Other Asset Classes, and Rates.

First Quarter Financial Services Segment Results10

There were no differences between GAAP and non-GAAP results for this segment.

Financial Services Segment Revenues ($ millions)	1Q13	1Q12	Change (%)
Revenues	$323.8	$344.6	(6.0)
Pre-tax earnings	64.1	76.5	(16.2)
Pre-tax earnings as a percent of revenues	19.8%	22.2%

[10]	See the tables in this document with “Segment Results” in the titles for more information on BGC’s results by segment.

Revenues by asset class in the segment were as follows:

Financial Services Revenues by Asset Class ($ millions)	1Q13	1Q12	Change (%)
Rates	$145.0	$146.9	(1.3)
Credit	69.1	84.4	(18.1)
Foreign Exchange	59.3	58.7	1.1
Equities and Other Asset Classes	40.0	43.8	(8.8)

While market conditions were difficult in the later part of the quarter, and particularly difficult in Credit, BGC’s performance in this segment was better than figures reported by its competitors, and the Company believes it continued to gain market share.

Excluding the assets the Company is selling to NASDAQ OMX, BGC’s technology based revenues in the segment increased by 11.2 percent to $22.7 million. The Company’s total technology-based revenues in the segment were as follows:

Technology-Based Revenues in Financial Services Segment ($ millions)	1Q13	1Q12	Change (%)
Fully electronic brokerage	$36.8	$35.5	3.7
Other revenues related to fully electronic trading[11]	2.8	2.8	(0.1)

Total revenues related to fully electronic trading	$39.6	$38.3	3.5
Market data and software solutions	6.7	7.4	(9.7)

Total segment technology-based revenues	46.3	45.7	1.3
Total fully electronic trading as a percent of segment revenues	12.2%	11.1%
Technology-based revenues as a percent of segment revenues	14.3%	13.3%

The increase in fully electronic revenues was due mainly to an almost 25 percent increase in FX electronic trading revenues, which reflected strength across both spot and options offerings. BGC’s fully electronic Rates revenues increased due largely to strong growth from certain desks in interest rate derivatives, non-U.S. government bonds, partially offset by a decline in revenues from electronically traded U.S. Treasuries.

First Quarter Real Estate Services Segment Results

Real Estate Services Segment Revenues ($ millions)	1Q13	1Q12	Change (%)
Revenues for distributable earnings	$114.2	$47.9	138.5
Pre-tax distributable earnings	2.3	1.3	71.7
Pre-tax distributable earnings as a percent of revenues	2.0%	2.8%
GAAP revenues	112.7	41.4	172.0
GAAP income (loss) from operations before taxes	(3.1)	(1.2)	NMF
GAAP income (loss) from operations before taxes as a percent of revenues	(2.8%)	(3.0%)

[11]	Certain fully electronic revenues are classified as “Corporate” revenues for segment reporting purposes.

The increases in Real Estate Services revenues were due primarily to the Grubb & Ellis acquisition, which closed on April 13, 2012. The segment’s pre-tax margins reflect the fact that commercial real estate services firms are generally the least profitable in the first calendar quarter and are the most profitable in the fourth calendar quarter. In addition, the mix of revenues by product changed for this segment with the addition of Grubb & Ellis. By product, NGKF’s results were as follows:

Real Estate Services Revenue by Product ($ millions)	1Q13	1Q12	Change (%)
Brokerage revenues for distributable earnings	$74.8	$43.8	70.9
Management services and other revenues for distributable earnings	39.4	4.1	853.6
GAAP brokerage revenues	73.2	37.3	96.5
GAAP management services and other revenues	39.4	4.1	853.6

First Quarter Consolidated Expenses

Consolidated Expenses ($ millions)	1Q13	1Q12	Change (%)
Compensation and employee benefits for distributable earnings	$277.6	$224.7	23.5
Non-compensation expenses for distributable earnings	127.1	120.9	5.1

Total expenses for distributable earnings	404.7	345.6	17.1
Compensation and employee benefits under GAAP[12]	289.4	246.9	17.2
Non-compensation expenses under GAAP	134.4	123.2	9.1

Total expenses under GAAP	431.3	376.0	14.7
Compensation as a percent of total distributable earnings revenues	61.7%	55.6%
Compensation as a percent of total GAAP revenues	65.0%	62.5%

The increase in overall expenses was due mainly to the addition of assets from Grubb & Ellis and higher interest expense as a result of the June 2012 issuance of BGC’s 8.125 percent Senior Retail Notes. The increase in the compensation ratio was due mainly to the addition of NGKF. The commercial real estate services industry generally has higher compensation ratios but lower non-compensation expenses as a percent of revenue when compared with BGC prior to adding Real Estate Services.

BGC’s effective tax rate for distributable earnings was 14.5 percent, versus 14.2 percent a year earlier.

First Quarter Consolidated Income

Consolidated Income ($ millions except per share data)	1Q13	1Q12	Change (%)
Pre-tax distributable earnings	$45.1	$58.2	(22.5)
Post-tax distributable earnings	38.5	50.9	(24.4)
Post-tax distributable earnings per fully diluted share	0.12	0.19	(36.8)
GAAP income from operations before income taxes	13.7	18.9	(27.6)
GAAP net income for fully diluted shares	13.5	15.8	(14.2)
GAAP net income per fully diluted share	0.04	0.06	(33.3)

BGC had a fully diluted weighted-average share count of 357.5 million in the first quarter of 2013 for distributable earnings and 317.8 million for GAAP.13 This compares with 302.9 million for distributable earnings and 264.2 million for GAAP a year earlier. As of March 31, 2013, the

[12]	Before allocations of net income to limited partnership units and founding/working partner units.
[13]

The distributable earnings per share calculations for the first quarters of 2013 and 2012 include 39.7 million and 38.8 million weighted-average shares, respectively, related to BGC’s Convertible Senior Notes but exclude the associated interest expense. This expense was $5.3 million and $5.2 million, net of tax, in the first quarters of 2013 and 2012, respectively. Conversely, the GAAP earnings per share calculations for the first quarters of 2013 and 2012 exclude the weighted-average shares related to the Convertible Senior Notes but include the associated interest expense in order to avoid anti-dilution.

Company’s fully diluted share count was 360.3 million, assuming conversion of the Convertible Senior Notes.14 The year-over-year increase in share count was due in part to issuances related to the Newmark, Grubb & Ellis, Smith Mack, and Wolfe & Hurst acquisitions.

Front Office Statistics

Revenue-generating Headcount Data	1Q13	1Q12	Change (%)
Financial Services front office headcount (period end)	1,641	1,761	(6.8)
Real Estate Services front office headcount[15] (period end)	894	409	118.6

Total (period end)	2,535	2,170	16.8
Financial Services average revenue per broker/salesperson (approximate)	$190,000	$195,000	(2.8)
Real Estate Services average revenue per broker/salesperson (approximate)	$84,000	$113,000	(25.4)
Total company average revenue per broker/salesperson[16]	$154,000	$180,000	(14.7)

BGC’s revenue-generating headcount increased due primarily to the addition of Grubb & Ellis, partially offset by a reduction in Financial Services front-office headcount of less profitable brokers. Average revenue per real estate broker decreased largely due to the Grubb & Ellis acquisition. In addition, commercial real estate brokers generally produce less revenue per broker than do wholesale financial brokers. In addition, the Company changed the way it categorized certain Real Estate Services front office employees, which increased brokerage headcount and therefore mathematically decreased revenue per broker/salesperson in that segment for the second quarter of 2012 through the first quarter 2013. This change had no impact on BGC’s revenues or earnings for either distributable earnings or GAAP.

Consolidated Balance Sheet

As of March 31, 2013, the Company’s cash position, which it defines as cash and cash equivalents plus unencumbered securities held for liquidity purposes,17 was $370.4 million; notes payable and collateralized borrowings, and notes payable to related parties were $446.5 million; book value per common share was $1.99; and total capital, which BGC Partners defines as “redeemable partnership interest,” “noncontrolling interest in subsidiaries,” and “total stockholders’ equity,” was $490.8 million. In comparison, as of December 31, 2012, the Company’s cash position was $420.4 million; notes payable and collateralized borrowings, and notes payable to related parties were $451.4 million; book value per common share was $2.11; and total capital was $506.3 million.

BGC’s cash position decreased from year-end 2012 primarily because of cash used to facilitate the ordinary settlement and clearance of matched principal transactions at quarter-end. This reduction was substantially reversed at the beginning of the second quarter of 2013.

[14]	As of March 31, 2013, this figure includes 39.8 million shares related to the Convertible Notes.
[15]	This amount excludes appraisers.
[16]	This includes revenues from “total brokerage revenues,” “market data,” “software solutions,” and the portion of “fees from related parties” related to fully electronic trading divided by the weighted-average number of salespeople and brokers for the quarter. The revenue per front-office employee figures are approximate.
[17]	As of both March 31, 2013 and December 31, 2012, BGC’s “cash position” included $32.0 million in government securities within the “securities owned” balance sheet line item.

Second Quarter 2013 Outlook Compared with Second Quarter 2012 Results

•	The Company expects to generate distributable earnings revenues of between approximately $435 million and $465 million compared with $465.1 million.

•	BGC Partners expects pre-tax distributable earnings to be between approximately $42 million and $53 million versus $55.9 million.

•	BGC Partners anticipates its effective tax rate for distributable earnings to be approximately 15 percent compared with 14.5 percent.[18]

BGC intends to update its second quarter outlook around the end of June 2013.

Although the exact timing of close of the NASDAQ OMX transaction is not known, the Company expects a tax rate of approximately 20 percent on the $750 million cash consideration. This one-time item will not be included in distributable earnings.

Unit Redemptions, Exchangeability, and Share Repurchases

During the first quarter of 2013, BGC Partners agreed to grant exchangeability to 2.7 million units. Under GAAP, the Company was required to take a non-cash charge of $10.6 million relating to grants of exchangeability.

BGC Partners’ share repurchases and unit redemptions for the first quarter of 2013 are detailed in the following table:

Period	Number of shares purchased	Average price per share
First Quarter	—	$—

	Number of units redeemed	Average price per unit
First Quarter	5,193,534	$4.16
Total Repurchases and Redemptions	5,193,534	$4.16

The Company sold approximately 6.4 million shares through its controlled equity offering from January 1, 2013, through April 19, 2013, for net proceeds of approximately $26.8 million or $4.17 per share, primarily to offset redemptions.

On May 1, 2013, the Board of Directors and Audit Committee reauthorized its $100 million share repurchase and unit redemption authority. This authorization will increase to $250 million upon the closing of the NASDAQ OMX transaction.

Differences Between Consolidated Results for Distributable Earnings and GAAP

First quarter 2013 and first quarter 2012 GAAP revenues were reduced by $3.3 million and $2.5 million, respectively, due to BGC’s losses related to its equity investments. These non-cash equity losses were not included in revenues for distributable earnings.

[18]	BGC’s post-tax distributable earnings per share calculations assume either that the fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense when the impact would be dilutive, or that the fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense. In the second quarter of 2013, the pre-tax interest expense associated with the Convertible Senior Notes is expected to be $6.2 million while the post-tax interest expense is expected to be $5.3 million, and the associated weighted-average share count is expected to be 39.8 million.

First quarter 2013 and first quarter 2012 Real Estate Services brokerage revenues for distributable earnings include the collection of $1.5 million and $6.5 million of cash, respectively, which represents the acquisition date fair value of certain receivables. First quarter 2013 and first quarter 2012 consolidated compensation and employee benefits for distributable earnings also include a credit of $1.2 million and a charge of $3.9 million, respectively, in related compensation expense. These items would have been recognized as GAAP revenues and expenses other than for the effect of acquisition accounting.

The difference between first quarter 2013 compensation and employee benefits as calculated for GAAP and distributable earnings was also due primarily to $10.6 million in non-cash charges relating to grants of exchangeability to limited partnership units. The difference between first quarter 2012 compensation and employee benefits as calculated for GAAP and distributable earnings was due primarily to $25.9 million in non-cash charges relating to grants of exchangeability to limited partnership units.

The difference between non-compensation expenses in the first quarter of 2013 as calculated for GAAP and distributable earnings was due to $5.0 million in charges with respect to acquisitions, dispositions, and/or resolutions of litigation, and $2.4 million in other non-cash, non-dilutive, and non-economic charges primarily related to acquired NGKF receivables. The difference between non-compensation expenses in the first quarter of 2012 as calculated for GAAP and distributable earnings was due largely to $2.9 million in charges with respect to acquisitions, dispositions and/or resolutions of litigation, and $0.6 million credit for other non-cash, non-dilutive, and non-economic items.

Conference Call and Investor Presentation

The Company will host a conference call today, May 2, 2013, at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company’s distributable earnings results, including monthly and geographic revenues will be accessible at the “Investor Relations” section of http://www.bgcpartners.com or directly at http://www.bgcpartners.com/ir. Additionally, call participants may dial in with the following information:

LIVE CALL:
Date - Start Time:	5/2/2013 10:00 AM Eastern Time
U.S. Dial In:	800-798-2864
International Dial In:	617-614-6206
Participant Passcode:	14361548

REPLAY:
Available From – To:	5/2/2013 12:00 PM – 5/9/2013 11:59 PM
U.S. Dial In:	888-286-8010
International Dial In:	617-801-6888
Passcode:	40973304

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar.)

Distributable Earnings Defined

BGC Partners uses non-GAAP financial measures including “revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings,” which are supplemental measures of operating performance that are used by management to evaluate the financial performance of the Company and its subsidiaries. BGC Partners believes that distributable earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by the Company, which do not dilute existing stockholders, and which do not have economic consequences, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of BGC.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners, Inc.’s non-cash earnings or losses related to its equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC. Revenues for distributable earnings include the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting. Revenues for distributable earnings also exclude certain one-time or unusual gains that are recognized under GAAP, because the Company does not believe such gains are reflective of its ongoing, ordinary operations.

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes excluding items that are primarily non-cash, non-dilutive, and non-economic, such as:

•

Non-cash stock-based equity compensation charges for REUs granted or issued prior to the merger of BGC Partners, Inc. with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to partnership unit exchange or conversion.

•	Allocations of net income to founding/working partner and other limited partnership units, including REUs, RPUs, PSUs, LPUs, and PSIs.

•	Non-cash asset impairment charges, if any.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of partnership interests and certain unusual, one-time or non-recurring items, if any.

“Compensation and employee benefits” expense for distributable earnings will also include broker commission payouts relating to the aforementioned collection of receivables.

BGC’s definition of distributable earnings also excludes certain gains and charges with respect to acquisitions, dispositions, and resolutions of litigation. This exclusion pertains to the expected one-time cash payment of $750 million, before taxes, related to the proposed NASDAQ OMX transaction. Management believes that excluding these gains and charges best reflects the operating performance of BGC. However, because NASDAQ OMX is expected to pay BGC in an equal amount of stock on a regular basis for 15 years as part of this proposed deal, the payments associated with our receipt of such stock will be included in the Company’s calculation of distributable earnings.

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

•	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

BGC’s distributable earnings per share calculations assume either that:

•

The fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense, net of tax, when the impact would be dilutive; or

•	The fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense, net of tax.

Each quarter, the dividend to common stockholders is expected to be determined by the Company’s Board of Directors with reference to post-tax distributable earnings per fully diluted share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other limited partnership units, including REUs, RPUs, LPUs, PSUs and PSIs, and to Cantor for its noncontrolling interest. The amount of all of these payments is expected to be determined using the above definition of pre-tax distributable earnings per share.

Certain employees who are holders of RSUs are granted pro-rata payments equivalent to the amount of dividends paid to common stockholders. Under GAAP, a portion of the dividend equivalents on RSUs is required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or GAAP net income (loss). The Company views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP “revenues,” “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” because the items previously identified as excluded from pre-tax distributable earnings and post-tax distributable earnings are difficult to forecast. Management will instead provide its outlook only as it relates to revenues for distributable earnings, pre-tax distributable earnings and post-tax distributable earnings.

For more information on this topic, please see the tables in this document entitled “Reconciliation of Revenues Under GAAP and Distributable Earnings,” and “Reconciliation of GAAP Income to Distributable Earnings” which provides a summary reconciliation between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company in the periods discussed in this document.

Adjusted EBITDA Defined

BGC also provides an additional non-GAAP financial measure, “adjusted EBITDA,” which it defines as GAAP income from operations before income taxes, adjusted to add back interest expense as well as the following non-cash items:

•	Employee loan amortization;

•	Fixed asset depreciation and intangible asset amortization;

•	Impairment of fixed assets;

•	Charges relating to grants of exchangeability to limited partnership interests; and

•	Non-cash earnings or losses related to BGC’s equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC.

The Company’s management believes that this measure is useful in evaluating BGC’s operating performance compared to that of its competitors, because the calculation of adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses these measures to evaluate operating performance and for other discretionary purposes. BGC believes that adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since adjusted EBITDA is not a recognized measurement under GAAP, when analyzing BGC’s operating performance, investors should use adjusted EBITDA in addition to GAAP measures of net income. Because not all companies use identical EBITDA calculations, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow, because adjusted EBITDA does not consider certain cash requirements such as tax and debt service payments.

For a reconciliation of adjusted EBITDA to GAAP income from operations before income taxes, the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this document titled “Reconciliation of GAAP Income to Adjusted EBITDA (and Comparison to Pre-Tax Distributable Earnings)”.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company primarily servicing the wholesale financial and real estate markets. Products include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, commodities, futures, and structured products. BGC also provides a wide range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. Through its eSpeed, BGC Trader, and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to select financial instruments and markets. Through the NGKF brand, the Company offers a wide range of commercial real estate services including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management. BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. For more information, please visit www.bgcpartners.com.

eSpeed, BGC, BGC Trader, Grubb & Ellis, Grubb and Newmark are trademarks and service marks of BGC Partners, Inc. and its affiliates. Knight Frank is a service mark of Knight Frank Limited Corp., used with permission.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this document regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors set forth in our public filings, including our most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings. These risks include those related to the possibility that the proposed NASDAQ OMX transaction does not close in a timely manner or at all; the possibility that the conditions to completion of the proposed transaction, including receipt of required regulatory approvals, are not satisfied; the possibility that any of the anticipated benefits of the proposed transaction will not be realized; the effect of the announcement of the proposed transaction on BGC’s business relationships, operating results and business generally; general competitive, economic, political and market conditions and fluctuations; and actions taken or conditions imposed by regulatory authorities.

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	March 31, 2013	December 31, 2012
Assets
Cash and cash equivalents	$338,414	$388,409
Cash segregated under regulatory requirements	3,019	3,392
Securities owned	32,150	32,003
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	1,192,519	297,688
Accrued commissions receivable, net	246,094	222,299
Loans, forgivable loans and other receivables from employees and partners, net	212,870	220,098
Fixed assets, net	139,548	141,109
Investments	23,168	25,556
Goodwill	163,474	164,874
Other intangible assets, net	19,854	20,320
Receivables from related parties	19,758	21,655
Other assets	109,491	101,536

Total assets	$2,500,359	$1,638,939

Liabilities, Redeemable Partnership Interest, and Equity
Accrued compensation	$143,630	$125,793
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	1,112,473	254,289
Payables to related parties	52,723	40,700
Accounts payable, accrued and other liabilities	254,255	260,462
Notes payable and collateralized borrowings	296,502	301,444
Notes payable to related parties	150,000	150,000

Total liabilities	2,009,583	1,132,688
Redeemable partnership interest	78,891	78,839
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 148,915 and 141,955 shares issued at March 31, 2013 and December 31, 2012, respectively; and 130,874 and 123,914 shares outstanding at March 31, 2013 and December 31, 2012, respectively	1,489	1,419
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 34,848 shares issued and outstanding at March 31, 2013 and December 31, 2012, convertible into Class A common stock	348	348
Additional paid-in capital	583,791	575,381
Contingent Class A common stock	18,868	18,868
Treasury stock, at cost: 18,041 shares of Class A common stock at March 31, 2013 and December 31, 2012	(110,090)	(110,090)
Retained deficit	(160,066)	(147,452)
Accumulated other comprehensive loss	(4,917)	(4,182)

Total stockholders’ equity	329,423	334,292

Noncontrolling interest in subsidiaries	82,462	93,120

Total equity	411,885	427,412

Total liabilities, redeemable partnership interest, and equity	$2,500,359	$1,638,939

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2013	2012
Revenues:
Commissions	$298,704	$271,347
Principal transactions	87,997	99,745

Total brokerage revenues	386,701	371,092
Real estate management services	39,338	3,961
Fees from related parties	13,148	12,547
Market data	4,125	4,964
Software solutions	2,566	2,449
Interest income	1,548	2,195
Other revenues	831	209
Losses on equity investments	(3,288)	(2,456)

Total revenues	444,969	394,961
Expenses:
Compensation and employee benefits	289,392	246,869
Allocations of net income to limited partnership units and founding/working partner units	7,438	5,980

Total compensation and employee benefits	296,830	252,849
Occupancy and equipment	39,227	36,229
Fees to related parties	2,843	3,519
Professional and consulting fees	14,941	19,319
Communications	24,341	21,958
Selling and promotion	20,315	19,446
Commissions and floor brokerage	5,771	5,680
Interest expense	9,700	7,558
Other expenses	17,304	9,491

Total non-compensation expenses	134,442	123,200

Total expenses	431,272	376,049
Income from operations before income taxes	13,697	18,912
Provision for income taxes	3,095	7,202

Consolidated net income	$10,602	$11,710

Less: Net income attributable to noncontrolling interest in subsidiaries	3,604	3,521

Net income available to common stockholders	$6,998	$8,189

Per share data:
Basic earnings per share
Net income available to common stockholders	$6,998	$8,189

Basic earnings per share	$0.04	$0.06

Basic weighted-average shares of common stock outstanding	163,225	136,124

Fully diluted earnings per share
Net income for fully diluted shares	$13,546	$15,790

Fully diluted earnings per share	$0.04	$0.06

Fully diluted weighted-average shares of common stock outstanding	317,823	264,170

Dividends declared per share of common stock	$0.12	$0.17

Dividends declared and paid per share of common stock	$0.12	$0.17

BGC Partners, Inc.

DISTRIBUTABLE EARNINGS AND KEY METRICS

(in thousands, except per share data)

(unaudited)

	Q1 2013	Q1 2012
Revenues:
Brokerage revenues:
Rates	$144,992	$146,884
Credit	69,142	84,371
Foreign exchange	59,348	58,731
Equities and other asset classes	39,970	43,822
Real estate (a)	74,772	43,734

Total brokerage revenues	388,224	377,542
Market data and software solutions	6,691	7,413
Real estate management services	39,338	3,961
Fees from related parties, interest and other revenues	15,527	14,967

Total revenues	449,780	403,883

Expenses:
Compensation and employee benefits (b)	277,572	224,727
Other expenses (c)	127,090	120,916

Total expenses	404,661	345,643

Pre-tax distributable earnings, before noncontrolling interest in subsidiaries and taxes	45,119	58,239
Noncontrolling interest in subsidiaries (d)	85	(936)
Provision for income taxes	6,542	8,272

Post-tax distributable earnings to fully diluted shareholders	$38,492	$50,903

Earnings per share:
Fully diluted pre-tax distributable earnings per share (e)	$0.14	$0.21

Fully diluted post-tax distributable earnings per share (e)	$0.12	$0.19

Fully diluted weighted-average shares of common stock outstanding	357,488	302,947

Total revenues	$449,780	$403,883

Total compensation expense	$277,572	$224,727

Compensation expense as a percent of revenues	61.7%	55.6%

Non-compensation expense as a percent of revenues	28.3%	29.9%

Pre-tax distributable earnings margin (on distributable earnings revenues)	10.0%	14.4%

Post-tax distributable earnings margin (on distributable earnings revenues)	8.6%	12.6%

Effective tax rate	14.5%	14.2%

Notes and Assumptions

(a)	Real estate brokerage revenue includes revenue related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(b)	Compensation and employee benefits exclude charges associated with: the grant of exchangeability to limited partnership units; allocations of net income to founding/working partner units and limited partnership units; and dividend equivalents paid to restricted stock unit holders. Compensation and employee benefits include compensation associated with revenues related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(c)	Other expenses exclude certain charges with respect to acquisitions, dispositions and resolutions of litigation; non-cash charges on acquired receivables; and charges related to other non-cash, non-dilutive, non-economic items.
(d)	Represents the noncontrolling interest allocation associated with joint ownership of our administrative services company and with our Real Estate affiliated entities.
(e)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended March 31, 2013 and 2012 include an additional 39.7 million and 38.8 million shares, respectively, underlying these Notes. The distributable earnings per share calculations exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc.

RECONCILIATION OF GAAP INCOME TO DISTRIBUTABLE EARNINGS

(in thousands, except per share data)

(unaudited)

	Q1 2013	Q1 2012
GAAP income from continuing operations before income taxes	$13,697	$18,912
Allocations of net income to limited partnership units and founding/working partner units	7,438	5,980

Pro forma pre-tax operating income available to fully diluted shareholders	21,135	24,892
Pre-tax adjustments:
Dividend equivalents to RSUs	5	91
Non-cash losses related to equity investments, net	3,288	2,456
Real Estate purchased revenue, net of compensation and other expense (a)	5,405	2,586
Grant of exchangeability to limited partnership units	10,584	25,930
Gains and charges with respect to acquisitions, dispositions and resolutions of litigation	4,971	2,916
Other non-cash, non-dilutive, non-economic items	(269)	(633)

Total pre-tax adjustments	23,983	33,347
Pre-tax distributable earnings	$45,119	$58,239

GAAP net income available to common stockholders	$6,998	$8,189
Allocation of net income to founding/working partner units	1,466	1,835
Allocation of net income to limited partnership units	5,972	4,145
Allocation of net income to Cantor’s noncontrolling interest in subsidiaries	3,519	4,457

Pro forma net income for fully diluted shares	$17,956	$18,626
Total pre-tax adjustments (from above)	23,983	33,347
Income tax adjustment to reflect effective tax rate	(3,447)	(1,070)

Post-tax distributable earnings	$38,492	$50,903

Pre-tax distributable earnings per share (b)	$0.14	$0.21

Post-tax distributable earnings per share (b)	$0.12	$0.19

Fully diluted weighted-average shares of common stock outstanding	357,488	302,947

Notes and Assumptions

(a)	Represents revenues related to the collection of receivables, net of compensation, and non-cash charges on acquired receivables, which would have been recognized for GAAP other than for the effect of acquisition accounting.
(b)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended March 31, 2013 and 2012 include an additional 39.7 million and 38.8 million shares, respectively, underlying these Notes. The distributable earnings per share calculations exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc

Reconciliation of GAAP Income to Adjusted EBITDA

(and Comparison to Pre-Tax Distributable Earnings, in $000s)

	Q1 2013	Q1 2012	FY 2012	FY 2011
Income from operations before income taxes	$13,697	$18,912	$55,737	$54,359
Add back:
Employee loan amortization	9,459	6,953	35,596	31,785
Interest expense	9,700	7,558	34,885	24,606
Fixed asset depreciation and intangible asset amortization	12,569	12,515	50,985	49,281
Impairment of fixed assets	413	773	1,255	785
Exchangeability charges (1)	10,584	25,930	127,112	108,341
Losses on equity investments	3,288	2,456	11,775	6,605

Adjusted EBITDA	$59,710	$75,097	$317,345	$275,762

Pre-tax distributable earnings	$45,119	$58,239	$196,015	$236,952

(1)	Represents non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to limited partnership units.

RECONCILIATION OF REVENUES UNDER GAAP AND DISTRIBUTABLE EARNINGS ($000)

	Q1 2013	Q1 2012	FY 2012	FY 2011
GAAP Revenue	$444,969	$394,961	$1,766,993	$1,464,685
Adjustments:
Refco recovery	—	—	(2,397)	—
LME sale	—	—	(52,471)	—
Non-cash losses related to equity investments (1)	3,288	2,456	11,775	2,002
Real Estate purchased revenue	1,523	6,465	27,103	9,440

Distributable Earnings Revenue	$449,780	$403,883	$1,751,003	$1,476,127

(1)	Numbers are comprised of non-cash losses related to equity investments offset by recognition of ELX deferred revenue.

Certain numbers may not add due to rounding.

Segment Disclosure - 2013Q1 vs. 2012Q1

2013 Q1 ($ in thousands)

	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$323,845	$114,202	$11,733	$449,780	$(4,811)	$444,969
Total expenses	259,789	111,906	32,966	404,661	26,611	431,272

Pre-tax distributable earnings, before noncontrolling interests and taxes	$64,056	$2,296	$(21,233)	$45,119	$(31,422)	$13,697

Pre-tax margin	19.8%	2.0%	NMF	10.0%

2012 Q1 (in thousands)

	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$344,636	$47,885	$11,362	$403,883	$(8,922)	$394,961
Total expenses	268,185	46,548	30,911	345,644	30,405	376,049

Pre-tax distributable earnings, before noncontrolling interests and taxes	$76,451	$1,337	$(19,549)	$58,239	$(39,327)	$18,912

Pre-tax margin	22.2%	2.8%	NMF	14.4%

For the three months ended March 31, 2013, the Real Estate Services segment pre-tax distributable earnings, before noncontrolling interests and taxes, includes $5.4 million related to the collection of receivables and associated expenses that were recognized at fair value as part of acquisition accounting.

For the three months ended March 31, 2012, the Real Estate Services segment pre-tax distributable earnings, before noncontrolling interests and taxes, includes $2.6 million related to the collection of receivables and associated expenses that were recognized at fair value as part of acquisition accounting.

BGC Partners, Inc. Quarterly Market Activity Report

The following table provides certain volume and transaction count information on BGC Partner’s eSpeed system for the periods indicated.

				% Change	% Change
	1Q12	4Q12	1Q13	1Q13 vs. 4Q12	1Q13 vs. 1Q12
Notional Volume (in $US billions)
Fully Electronic Rates*	12,091	8,618	11,358	31.8%	(6.1%)
Fully Electronic FX, Credit, Equities & Other**	1,412	1,093	1,846	68.9%	30.7%

Total Fully Electronic Volume	13,504	9,711	13,204	36.0%	(2.2%)
HYBRID***
Total Hybrid Volume	35,153	34,715	38,545	11.0%	9.7%

Total Hybrid & Fully Electronic Volume	48,656	44,425	51,749	16.5%	6.4%

Transaction Count
Fully Electronic Rates*	4,860,222	3,219,979	4,152,982	29.0%	(14.6%)
Fully Electronic FX, Credit, Equities & Other**	844,756	674,938	1,331,132	97.2%	57.6%

Total Fully Electronic Transactions	5,704,978	3,894,917	5,484,114	40.8%	(3.9%)
HYBRID
Total Hybrid Transactions	587,111	619,197	701,429	13.3%	19.5%

Total Hybrid and Fully Electronic Transactions	6,292,089	4,514,114	6,185,543	37.0%	(1.7%)

Trading Days	62	64	60

*	Defined as U.S. Treasuries, Canadian Sovereigns, European Government Bonds, Repos, Interest Rate Swaps, and Futures.
**	Defined as Foreign Exchange Derivatives, Spot Foreign Exchange, Credit Derivatives, Corporate Bonds, Commodity Derivatives, and Equity-Related Products.
***	Defined as volume from Hybrid transactions conducted by BGC Brokers using the eSpeed system, exclusive of voice-only transactions.

COMPARABLE INDUSTRY VOLUMES:

Global Interest Rate Futures Volume (1)
CBOT - US Treasury Contracts	142,331,759	123,898,708	172,705,384	39.4%	21.3%
CME - Euro $ Contracts	126,261,488	88,862,108	110,479,095	24.3%	(12.5%)
EUREX - Bund Contracts	46,791,765	41,085,239	54,171,409	31.9%	15.8%
Fed UST Primary Dealer Volume (in billions) (2)
UST Volume	36,031	31,101	34,551	11.1%	(4.1%)
Average Daily UST Volume	581	486	576	18.5%	(0.9%)
CME FX Futures Volume (3)	52,432,000	49,102,000	60,613,000	23.4%	15.6%
CLS FX Avg Daily Values - in millions (4)	5,052,667	4,949,333	5,494,667	11.0%	8.7%
CLS FX Avg Daily Volumes (4)	971,055	904,044	1,214,202	34.3%	25.0%
NYSE - Volume (shares traded) - in millions (5)	101,977	90,826	87,793	(3.3%)	(13.9%)
Transaction Value - in millions	3,518,340	3,190,710	3,205,720	0.5%	(8.9%)
NASDAQ - Volume (shares traded) - in millions (6)	423,263	377,559	382,520	1.3%	(9.6%)
Transaction Value - in millions(7)	3,383,290	3,342,409	3,311,790	(0.9%)	(2.1%)
Total Industry Equity Option Volume (8)	984,507,776	887,739,917	898,885,441	1.3%	(8.7%)
Euronext Equity Derivatives (9)	95,975	120,004	103,802	(13.5%)	8.2%
TRACE All Bond Dollar Volume (in millions) (10)
TRACE All Bond Volume	1,235,871	1,029,870	1,244,142	20.8%	0.7%
Average Daily All Bond Dollar Volume	19,933	16,347	20,736	26.8%	4.0%

Notes: The planned asset sale to NASDAQ OMX is expected to lower the above volume figures for “fully electronic rates” in periods following the close of the transaction.

Certain prior periods have been adjusted to reflect reclassification of desks. This had no impact on BGC’s overall revenues or earnings for either GAAP or distributable earnings.

Certain numbers may not add due to rounding.

Sources:

(1)	Futures Industry Association - Monthly Volume Report - (www.cme.com, www.eurexchange.com)
(2)	www.newyorkfed.org/markets/statrel.html - Federal Reserve Bank
(3)	CME Group - www.cmegroup.com/CmeWeb/ftp.wrap/webmthly
(4)	CLS Bank Monthly Report
(5)	NYSE - www.nyse.com
(6)	NASDAQ - www.nasdaqtrader.com
(7)	Includes Transaction Value for NASDAQ listed securities only
(8)	OCC - www.optionsclearing.com
(9)	Euronext - www.euronext.com
(10)	Bloomberg

BGC Media Contacts:

Hannah Sloane

+1 212-294-7938

Sarah Laufer

+1 212-915-1008

BGC Investor Contacts:

Jason McGruder

+1 212-829-4988

Ben Goldman

+1 212-610-3680

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